Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 16, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Quanex Building Products Corporation on Form 10-K for the year ended October 31, 2024.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Quanex Building Products Corporation on Forms S-8 (File No. 333-150392, File No. 333-173245, File No. 333-194812, File No. 333-217118 and File No. 333-237032).

/s/ GRANT THORNTON LLP
Houston, Texas
December 16, 2024